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                                                                      Exhibit 23

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-44884 and 333-74612, pertaining to the 1998 Stock Incentive Plan, the 2000 Outside Director Option Plan and the 2000 Employee Stock Purchase Plan and the 2001 Non-Officer, Non-Director Employee Stock Incentive Plan and on Form S-3 No. 333-61430 of The Medicines Company of our report dated February 8, 2002, except for Note 15, as to which the dates are March 6, March 25, March 26, and March 29, 2002, with respect to the consolidated financial statements of The Medicines Company included in the Annual Report (Form 10-K) for the year ended December 31, 2001.


                                                           /s/ Ernst & Young LLP

Boston, Massachusetts
March 29, 2002